Exhibit 99

                   Motorola Announces Major Cost Reductions;
                       Second-Quarter Outlook Weakens


SCHAUMBURG, Ill. -- Motorola, Inc. said today it will implement a comprehensive series of manufacturing consolidations, cost reductions and restructuring steps to improve financial performance. Special charges, totaling approximately $1.95 billion pre-tax, will be recorded in the second quarter.

     Second-quarter 1998 earnings, excluding special items, are expected to be well below the expectations of the investment community as a result of deteriorating demand and global pricing pressure, principally in the Semiconductor Products segment and driven primarily by economic conditions in Asia. This could result in an operating loss for the quarter, the company said.

     Robert L. Growney, president and chief operating officer, said, "In the fourth quarter of last year our forecast for 1998 called for higher sales growth and improved profitability, but that has not materialized. It is clearly time to accelerate the implementation of our renewal plan. We are determined to return our financial results to an acceptable level as soon as possible. The goal is to generate annualized savings, once all actions have been implemented, of more than $750 million."

     The company announced the following actions:

*    Reduction in employment by 15,000 over the next 12 months.
     Motorola currently has approximately 150,000 employees worldwide.

* Consolidation of manufacturing operations throughout the company, with emphasis on the Semiconductor Products and Messaging, Information and Media segments.

*    Exit of additional non-strategic, poorly performing businesses.

* Write-down of assets, the value of which has become impaired, either as a result of current business conditions or business portfolio decisions.

     Christopher B. Galvin, chief executive officer, said, "While we very much regret the impact this will have on certain of our employees, we must adjust our production capacity to the reality of current business conditions and reduce costs to improve overall financial performance. We will do all of this while continuing to invest in our long-term growth opportunities, which are many."

     Galvin said, "Motorola will focus on two powerful propositions going forward. First, Motorola will create the WINGS for businesses and consumers so they can take their worlds with them. Second, we will embed our ideas and technology along with our customers' in order to create everyday miracles. We call this DigitalDNA (Trademark) From Motorola.

     "Through these propositions, we intend to gain market share in key businesses such as digital cellular telephones, where significant new products are planned for introduction before the end of the third quarter, and embedded semiconductors. We expect improved business results from the renewal of the company's communications equipment businesses, a process that began in April, the details of which will be announced next month. At the same time, the Semiconductor Products segment will continue to implement its business renewal plan. Our recently announced investment in Teledesic LLC, along with the continued success of the IRIDIUM (Registered) program, validates the multi-year investments we have made to establish Motorola as a leader in the emerging low-earth-orbit satellite industry.

     "We believe," Galvin added, "that an improving trend of financial performance can develop in the second half of 1998, given stabilized economic conditions in Asia. Longer term, the actions we outlined today can help provide stronger future financial performance and superior returns to our stockholders."

                                     ###

Business Risks:

     Statements in this press release are forward-looking and involve risks and uncertainties. Motorola wishes to caution the reader that the factors below and those in Motorola's 1998 Proxy Statement on pages F-8 and F-9 and in its other SEC filings could cause Motorola's results to differ materially from those stated in the forward-looking statements. These factors include: (i) the ability of Motorola to implement the manufacturing consolidations, cost reductions and restructuring actions in a timely manner and the success of those efforts; (ii) the ability of the Company to integrate its businesses to reduce costs and increase efficiencies; (iii) unanticipated impact of the actions described in this press release on productivity and the ability of the Company to retain and where necessary recruit employees;
(iv) the success of efforts to stabilize economic conditions in Asia;
(v) pricing pressures and demand for the Company's products, particularly semiconductors and messaging products, especially in light of the current economic conditions in Asia; (vi) the potential that the impact of weakened currencies in Southeast Asia could spread to countries where Motorola does a sizable amount of business, including China and Japan; (vii) the ability of Motorola's cellular businesses to continue to transition to digital products and gain market share;
(viii) product and technology development and commercialization risks, including for newer digital products and IRIDIUM (Registered) products;
(ix) steady growth in emerging markets; (x) unanticipated changes in demand for products; and (xi) continued weak demand for paging products in North America and China.

IRIDIUM (Registered) is a registered trademark and service mark of Iridium LLC.

(Registered) Registered in the U.S. Patent and Trademark office by Motorola, Inc. or others.

NOTE: A conference call for the investment community will be held at 8:00 A.M., Eastern Daylight Time, on Friday, June 5, 1998. On the conference call will be Christopher B. Galvin, chief executive officer, and Robert L. Growney, president and chief operating officer. Participants can access the call by dialing 800-683-1535. The call is available to the media, but questions will be restricted to the investment community. A taped replay of the call will be available until 5:00 P.M., Eastern Daylight Time, on Monday, June 8, 1998, by dialing 888-284-4564.